Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-54064, 33-54066, 33-54096, 33-57746, 333-130167, 33-86654, 33-20801, 333-53487, 333-64714, 333-89071, 333-104412, 333-130162, 333-105930, 333-135683, 333-159908, and 333-159909 and Post-Effective Amendment No. 1 to Registration Statement No. 33-57748 and Post-Effective Amendment No. 1 to Registration Statement No. 333-53485 on Form S-8 of our report dated April 16, 2013, (November 4, 2013 as to the effects of the discontinued operations discussed in Note 15 and as to the changes in operating segments discussed in Note 16) relating to the financial statements and financial statement schedule of Layne Christensen Company and subsidiaries, appearing in this Current Report on Form 8-K of Layne Christensen Company dated November 4, 2013.

/s/Deloitte & Touche LLP

Houston, Texas

November 4, 2013